UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2013

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Amended and Restated Portfolio Revolving Loan Facility
On April 30, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through indirect wholly owned subsidiaries (the “Borrowers”), entered into a four-year revolving loan facility with Wells Fargo Bank, N.A. for an amount up to $100.0 million (the “Portfolio Revolving Loan Facility”) of which $55.0 million was funded at closing. As of June 20, 2013, the outstanding principal of the Portfolio Revolving Loan Facility was $55.0 million. On April 30, 2010, the Company also entered into an interest rate swap agreement (the “Initial Swap Agreement”) that effectively fixed the interest rate on the $55.0 million at approximately 5.17% through May 1, 2013, at which time the amount of the loan subject to the Initial Swap Agreement was decreased to $45.0 million. The Initial Swap Agreement terminates on April 30, 2014.
On June 21, 2013, the Portfolio Revolving Loan Facility was amended and restated to increase the borrowing capacity from $100.0 million to $145.0 million (the “Amended and Restated Portfolio Revolving Loan Facility”), of which $105.0 million is non-revolving debt and $40.0 million is revolving debt. On June 21, 2013, an additional $50.0 million was funded, increasing the outstanding non-revolving portion of the loan to $105.0 million in the aggregate. The $40.0 million revolving portion remains available for future disbursements, subject to certain terms and conditions contained in the loan documents. The Amended and Restated Portfolio Revolving Loan Facility matures on June 21, 2017, with two one-year extension options, subject to certain terms and conditions contained in the loan documents and the payment of an extension fee equal to 0.2% of the lender’s aggregate commitment at the time of each extension.  The Amended and Restated Portfolio Revolving Loan Facility bears interest at a floating rate of 180 basis points over one-month LIBOR. Monthly payments are interest only with the entire principal balance and all outstanding interest and fees due at maturity. The Company has the right to prepay the outstanding balance in whole at any time or in part from time to time, subject to the payment of certain expenses potentially incurred by the lender as a result of the prepayment and a possible exit fee for prepayments made prior to June 21, 2015 and subject to certain other conditions contained in the loan documents. The Amended and Restated Portfolio Revolving Loan Facility is secured by Mountain View Corporate Center, 350 E. Plumeria Building, Pierre Laclede Center and One Main Place.
As of June 21, 2013, as a result of the Company’s entry into the Amended and Restated Portfolio Revolving Loan Facility, which reduced the interest rate from 300 basis points over one-month LIBOR to 180 basis points over one-month LIBOR, the Initial Swap Agreement effectively fixes the interest rate on $45.0 million of the loan at approximately 3.97% through April 30, 2014. The Borrowers also entered into a second swap agreement to hedge the interest rate on $60.0 million, the balance of the non-revolving debt, which amount increases to $105.0 million on May 1, 2014 upon the termination of the Initial Swap Agreement, at approximately 3.10% through June 1, 2017.
KBS REIT Properties II, LLC, the wholly owned subsidiary through which the Company indirectly owns all of its real estate assets (“KBS REIT Properties II”), is providing a guaranty of 20% of the outstanding principal balance under the Amended and Restated Portfolio Revolving Loan Facility. KBS REIT Properties II is also providing a guaranty of any deficiency, loss or damage suffered by the lender resulting from certain intentional acts committed by the Borrowers and, in certain circumstances, KBS REIT Properties II, or certain bankruptcy or insolvency proceedings involving the Borrowers and KBS REIT Properties II.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: July 3, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer